CEDAR RIDGE PARTNERS LIMITED PARTNERSHIP

                                October 2, 1996

Veard-Baytown Limited Partnership
300 Washington Avenue
Suite 102
Lorain, Ohio 44062

Attn: Mr. Jon R. Veard

     RE:  CEDAR RIDGE APARTMENTS, BAYTOWN, TEXAS

Dear Mr. Veard:

     Reference is hereby made to that certain Agreement of Sale (the "Agreement") dated September 25, 1996 by and between Cedar Ridge Partners Limited Partnership, an Illinois limited partnership ("Seller"), and Veard-Baytown Limited Partnership, an Ohio limited partnership ("Purchaser"). All capitalized terms which are used but not otherwise defined herein shall have the meanings described thereto in the Agreement.

     Notwithstanding anything contained in the Agreement or the Escrow Agreement, the Closing Date is hereby extended to November 1, 1996, and all references to "October 1, 1996" shall be deleted and replaced with "November 1, 1996".

     Section 9 of the Agreement is deleted in its entirety and the following provisions are inserted in lieu therefor:

     "Purchaser's and Seller's obligations under this Agreement are contingent upon Purchaser's ability to procure a written commitment for first mortgage financing for the acquisition of the Property in an amount of not less than $5,400,000 at the then-current market rate of interest and on other commercially reasonable terms and conditions satisfactory to Purchaser (the "Financing Contingency") on or before October 14, 1996 (the "Financing Contingency Date") from Mitchell Mortgage (the "Intended Lender"), to whom Purchaser has previously submitted an application. In the event Purchaser is unable to satisfy the Financing Contingency on or before Financing Contingency Date, then Purchaser shall have the option, upon written notice to Seller, exercised no later than the close of business on the Financing Contingency Date, to terminate this Agreement, in which case this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore paid, together with interest, shall be delivered to Purchaser, and neither party shall have any further liability to the other, except for those covenants and obligations hereunder which expressly survive the termination of this Agreement. In the event Purchaser fails to deliver such notice to Seller, the Financing Contingency shall be deemed satisfied and the parties hereto shall proceed to Closing."

     In addition, Seller and Purchaser acknowledge that the physical property inspection prepared on behalf of Purchaser has disclosed peeling paint on the siding, trim the faciaboard which must be remedied at the Property (the
"Paint Damage"). Seller hereby covenants and agrees that Seller shall: (i) give to Purchaser a credit at Closing in the amount of Twenty-Seven Thousand One

Hundred Fifty-Eight and No/100 Dollars ($27,158.00), and (ii) assign all of Seller's right, title and interest in and to any and all warranties, guarantees or covenants of Sherwin Williams and Juan J. Matturro to Purchaser. The foregoing shall be in complete and full satisfaction of any claims of Purchaser against Seller as a consequence of such Paint Damage. In consideration of the foregoing covenants and agreements of Seller, Purchaser hereby acknowledge that the Inspection Period has expired and hereby waives its right to terminate the Agreement pursuant to Paragraph 7.1 (but Purchaser retains its rights to terminate the Agreement of Paragraph 9 hereof, the reason for which may include adverse matters discovered during the Inspection Period). Purchaser hereby acknowledges receipt of the Letter Acknowledgement from Juan
J. Matturro to Seller and Purchaser, acknowledging his agreement to honor his previously issued warranty for the Property.

     In the event of any conflict between the Agreement and this letter, the terms, conditions and provisions of this letter shall govern. Except as herein especially amended, all the terms, convenants, conditions and provisions of the Agreement shall continue in full force and effect.

     Please acknowledge your agreement to the foregoing by executing a copy of this letter an returning it to the undersigned.

                              Very truly yours,

                              CEDAR RIDGE PARTNERS LIMITED PARTNERSHIP, an Illinois limited partnership

                              By:  Balcor Partners-XII, an Illinois
                              general partnership, its general partner

                              By:  RGF-Balcor Associates-II, an Illinois
                                   general partnership, a general partner

                              By: The Balcor Company, a Delaware corporation, a general partner

                                   By:  /s/ John K. Powell
                                        -----------------------------------
                                   Name:    John K. Powell
                                        -----------------------------------
                                   Its:     S.V.P.
                                        -----------------------------------


ACCEPTED AND AGREED TO this
2nd day of October, 1996.

VEARD-BAYTOWN LIMITED PARTNERSHIP,
an Ohio limited partnership

By:   /s/ Jon R. Veard
     ------------------------------
Name:     Jon R. Veard
     ------------------------------
Its:      General Partner
     ------------------------------